UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549
____________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
______________________________

Date of Report (Date of earliest event reported) April 27, 2011

Diligent Board Member Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-53205	26-1189601
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

39 West 37 St. 8th Floor
New York, NY 10018
(Address of principal executive offices) (Zip Code)

(212) 741-8181
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Material Events.

Diligent Board Member Services, Inc. (the “Company”) is filing this report to announce that Board member Peter Huljich has resigned as a member of the Company's Board of Directors, effective April 12, 2011, to focus on his private business interests.  Mr. Huljich has withdrawn his name from consideration for election as a director at the Company's Annual Meeting held on April 28, 2011, New Zealand time.  The Board thanks Peter Huljich for his services to Diligent and wishes him success in his future endeavours.

Chairman David Liptak said: “Peter has been a strong and supportive voice on our Board.  He played an important role in Diligent’s turn around and ultimately in the successful transition to growth and outstanding performance.  Peter understood the potential of Diligent from the outset and remains an important and significant shareholder in the company. On behalf of the Board, I wish to thank Peter for his contributions and services to Diligent.”

The Company has no plans to nominate another candidate in place of Mr. Huljich for election as a director at the Annual Meeting.  Accordingly, any proxies granted by a shareholder directing its shares to be voted for the election of Peter Huljich as a director at the Annual Meeting will not be exercised.

At the Diligent Board Member Services 2011 Annual Meeting held on April 28, 2011 New Zealand time, the Company's shareholders elected Rick Bettle, Mark Russell and Alex Sodi as directors of the Company for the ensuing year.  Messrs. Bettle and Russell are independent directors.

The Shareholders also approved the appointment of Holtz Rubenstein Reminick LLP as the Corporation’s Auditors for the year 2011.

The presentations made at the Annual Meeting by the Corporation’s Chairman, David Liptak, and President, Alex Sodi, have been provided to NZX and are available at www.nzx.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DILIGENT BOARD MEMBER SERVICES, INC.

Date: April 28, 2011	By:	/s/ Robert Norton
Robert Norton
General Counsel and Secretary